News Release Patrick Industries, Inc. Completes Acquisitions of Williamsburg Marine LLC and Williamsburg Furniture, Inc. ELKHART, IN – November 22, 2021 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisitions of Indiana-based Williamsburg Marine LLC and Williamsburg Furniture, Inc. (collectively “Williamsburg”), a manufacturer of marine and motorized RV seating. Williamsburg’s aggregate trailing 12-months revenue through October 2021 was approximately $41 million, and the acquisitions are expected to be immediately accretive to net income per share. “We are excited to partner with Gus Feiler and the creative teams at Williamsburg, whose quality and customized seating product offerings will further enhance our presence and full solutions model in the marine and RV space,” said Andy Nemeth, Chief Executive Officer of Patrick. “In addition, these acquisitions are an excellent fit with our entrepreneurial philosophy, while providing us the opportunity to continue to better serve our customers. As with previous acquisitions, we will support Williamsburg with a financial and operational foundation that will allow it to continue to capitalize on its core competencies.” Gus Feiler, President and Founder of Williamsburg, said, “The Williamsburg team and I are very happy to join the Patrick family, whose strategic resources and broad marine and RV industry presence will enhance our ongoing commitment to delivering a comprehensive suite of innovative seating products. We are committed to growing our capacity and capabilities as we strive to be the best partners for our customers in the markets we serve.” The Williamsburg businesses will continue to operate on a stand-alone basis under their respective brand names in their existing facilities. About Patrick Industries, Inc. Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 11,000 employees and 160 businesses across the United States. Cautionary Statement Regarding Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined

2 in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Julie Ann Kotowski Investor Relations 574.294.7511 kotowskj@patrickind.com